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                            INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in (i) Registration Statement No. 33-34196 of Nord Resources Corporation on Form S-8, (ii) Post-Effective Amendment No. 1 to Registration Statement No. 33-25569 of Nord Resources Corporation on Form S-8/S-3, and (iii) Registration Statement No. 33-54600 of Nord Resources Corporation on Form S-8 of our reports on the financial statements of Sierra Rutile Limited and Sierra Rutile Holdings Limited (each of which disclaims an opinion because of a scope limitation and uncertainties relating to the ability of the Company to continue as a going concern), and Titanium Minerals Marketing International USA and Titanium Minerals Marketing International Limited (each of which disclaims an opinion because of the significant uncertainties relating to the recoverability of amounts due from certain affiliates), and Sierra Rutile America Inc. (which contains a qualified opinion because of uncertainties relating to the recoverability of amounts due from certain affiliates), and Sierra Rutile Services Limited each dated February 26, 1996 appearing in the Annual Report on Form 10-K of Nord Resources Corporation for the year ended December 31, 1995.




KPMG
CHARTERED ACCOUNTANTS
REGISTERED AUDITORS
Reading, England
March 26, 1996